Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 7, 2008, relating to the financial statements of The Prudential Variable Appreciable Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 27, 2008, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 17, 2008